CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent the use of our auditor's report dated December 27, 2024 with respect to the consolidated financial statements of KWESST Micro Systems Inc. (the "Company") and its subsidiaries as at September 30, 2024 and for the year then ended, included in the Annual Report on Form 20-F of the Company for the year ended September 30, 2024, as filed with the United States Securities Exchange Commission.

We also consent to the incorporation by reference of such report in the Registration Statements on Form F-3 (File Nos. 333-277196, 333-281960 and 333-283343) of the Company.

/s/ MNP LLP

Chartered Professional Accountants;

Licensed Public Accountants

December 27, 2024